Testa Financial Management, Inc.
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Fax


10-22-04

TO:  Jay Bauer, Chairman   Singing Machine, Inc.
     Y.P. Chan, C.E.O.     Singing Machine, Inc.

Unfortunately, I must resign my position on the Board of Directors at this time.

I thank you for the opportunity to serve and wish all of you success in your endeavor.

Yours truly,

/s/ Joseph Testa

Joseph Testa